EXHIBIT 10.32

Student Purchasing Program Venture Agreement

THIS AGREEMENT made effective as of the ___ day of September, 2010 between SHEERVISION, INC., a Delaware corporation with an address at 4030 Palos Verdes Drive North, Suite 104, Rolling Hills Estates, CA 90274 (“SheerVision”) and ASSURANCE FUNDING SOLUTIONS, LLC, a Texas limited liability company with an address at  15400 Knoll Trail Drive, Suite 336, Dallas, Texas 75248 (“Assurance”).

WHEREAS, SheerVision engages in the design, manufacture, marketing, and sale of surgical loupes, light systems, and related optical products for the dental, medical, and veterinary markets worldwide (the “Products”);

WHEREAS, SheerVision currently sells Products to students and other customers primarily at dental, medical and veterinary schools whereby the customers either purchase the Products in full at the time of purchase or over a three month period because due to SheerVision’s current capital structure it is unable to offer an extended payment plan;

WHEREAS, SheerVision would like to increase its sales by offering a Student Purchasing Program whereby prospective purchasers of Products may purchase the Products by making payments over an extended period of time rather than paying for the Products in full at the time of purchase or over a three month period;

WHEREAS, Assurance provides capital, financial, marketing and employment services to assist companies in the expansion and development of their business;

WHEREAS, Assurance and SheerVision wish to enter into a business venture pursuant to the terms and conditions of this agreement whereby SheerVision can increase its sales through extended payment plans whereby Assurance will assist in funding the program;

NOW, THEREFORE, to that end and in consideration of the premises covenants and agreements set forth below, and the mutual benefits to be derived from this Security Agreement, and other good and valuable consideration, the parties hereto agree as follows:

1.
Purpose.  The business of this venture shall be to increase the sales of SheerVision through the use of Assurance’s funding capabilities so that students can purchase Products through extended payment plans allowing the student to pay off the total purchase price of the Product over a 6 to 12 month period.

2.
Term of the Agreement.   The term of this Agreement and venture shall be for two (2) years from the date first written above.  Any party may terminate this Agreement by virtue of the default of the other party, provided it gives prior written notice including notice of the default complained of and such default remains uncured for seven (7) days. All obligations of the parties with respect to any Student Accounts (as defined below) purchased prior to the termination of this agreement shall remain in full force and effect until same have been fully paid in accordance with the terms of the Purchase Order (as defined below) and this Agreement.

3.	General Definitions. The following terms not otherwise defined herein shall have the following meanings:

“Assurance Initial Payment” means the Product down payment due from Assurance to SheerVision upon the execution of a Purchase Order.

“Customer Account” means any right to payment or payments from a student or other customer that purchases Product from SheerVision wherein the purchase price is to be paid over a six to twelve month period.

“Payment Schedule” means the schedule or schedules attached hereto as Exhibit A detailing the manner and amounts that the Student Account will be collected and paid from and to the parties.

“Purchase Order” means the invoice, purchase order or other evidence of sale and all documents a part thereof in connection with the sale of any Product to a Student Account.

“Purchase Price” means the total purchase price of the Product exclusive of any sales tax that SheerVision is obligated to charge and thereby collect.

“Sale Date” means the date in which SheerVision first processes a customer’s credit card pursuant to the Purchase Order associated with a Customer Account.

4.
Processing Purchase Orders and Student Accounts.   Within three (3) days of the  Sale Date of Product to a Customer Account, SheerVision shall submit a true and correct copy of the Purchase Order to Assurance via facsimile or electronic mail.  Within three days of Assurance’s receipt of the Purchase Order, Assurance will pay to SheerVision the Assurance Initial Payment in accordance with the Payment Schedule.  Thereafter, SheerVision shall collect, process and account for all credit card payments made by a Student Account in accordance with the terms of this Agreement and the Payment Schedule.  It is the understanding of the parties that each purchase of Product by a Student will be secured by an active and good standing nationally recognized credit or charge card from the purchaser that SheerVision is authorized to take as payment for Product.

5.
Returns.  SheerVision shall maintain its customary and ordinary return policies in connection with the sale and delivery of Product with respect to all of its sales.  In the event that the customer of a Student Account make a return in accordance with SheerVision’s return policy SheerVision shall immediately notify Assurance of such return, but in no event later than three days (each, a “Return Account”) .  The parties further agree that in the event of the return they will net all payments due and owing under this Agreement under other Student Accounts so that Assurance is credited back the Assurance Initial Payment previously made on the Return Account.

6.
Responsibility to Pay Sales Tax.  It is the parties’ understanding that it is and always shall be SheerVision’s responsibility to charge, collect and process all sales and use taxes imposed or required to be imposed by any taxing authority in connection with the sale of Product to a Student Account.

7.
Expenses.  Each of the parties shall bear their own expenses as it relates to their duties, rights and obligations under this Agreement except that it is the understanding of the parties that Assurance will not be liable for or obligated for any expenses incurred by SheerVision in the sale of Product in connection with a Student Account, including, but not limited to, any credit card processing fees, marketing expenses or commissions.

8.
Default of a Customer Accounts.  Within three (3) days of discovering or otherwise being notified that the end purchaser of a Customer Account has or is going to default upon a payment due under the Purchase Order (a “Default”), SheerVision shall provide Assurance with written notice of such default (each a “Default Account”).  In the event that the Default of a Default Account occurs within the three first three payments due under the Purchase Order (an “Early Default”), it is the parties understanding that SheerVision shall bear the risk of loss associated with these accounts.  Accordingly, in the event of an Early Default the parties will take all necessary steps to ensure that they will net all payments due and owing under this Agreement under other Student Accounts so that Assurance is credited back the Assurance Initial Payment previously made on the Early Default Account.  Thereafter, all rights, title and remedies of SheerVision under the Purchase Order shall remain the sole and exclusive property of SheerVision. In the event that a Default occurs at any time subsequent to the third payment due under the Purchase Order (a “Subsequent Default”), it is the parties understanding that Assurance shall bear the risk of loss associated with these accounts.  Therefore, in the event of a Subsequent Default and only after receiving proper notice thereof, Assurance will remit to SheerVision within three (3) days the outstanding balance due under the corresponding Purchase Order less a ten percent (10%) collection allowance.  Upon payment, SheerVision will take all necessary steps and actions required to assign any and all of its rights or claims against the Student Account purchaser to Assurance.  In addition to the foregoing, SheerVision will take all reasonable and necessary steps to contact the Student Account purchaser on Assurance’s behalf in order to collect the outstanding balance.

9.	Duty to Cooperate. The parties herein covenant and agree that each shall cooperate with the other and take all reasonable actions necessary to carry out the Purpose of this Agreement.

10.
Books and Records.   SheerVision shall keep adequate books and records at its place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of this venture.  Notwithstanding, Assurance may from time to time request either a reasonable accounting or may from time to time be permitted to inspect the books and records of SheerVision upon reasonable notice.

11.
Exclusivity.   SheerVision agrees that it shall not enter into any venture or agreement during the term of this Agreement with any third party whereby it funds the sales of Product on any form of extended payment plan.

12.
Independent Contractors.  The relationship between both parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other.  Neither party is an agent, representative or partner of the other party.  Neither party shall have any right, power or authority to enter into any agreement for, or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party.  This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the parties or to impose any liability attributable to such relationship upon either party.

13.	General Provisions.

(a)
Governing Law & Jurisdiction. This agreement and the parties’ actions under this Agreement shall be governed by and construed under the laws of the state of New York, without reference to conflict of law principles. The parties hereby expressly consent to the jurisdiction and venue of the federal and state courts within the state of New York. Each party hereby irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth in the preamble of this Agreement, such service to become effective thirty (30) days after such mailing.

(b)
Entire Agreement. This Agreement, including the attached exhibits, constitutes the entire Agreement between both parties concerning this transaction, and replaces all previous communications, representations, understandings, and Agreements, whether verbal or written between the parties to this Agreement or their representatives. No representations or statements of any kind made by either party, which are not expressly stated in this Agreement, shall be binding on such parties.

(c)
All Amendments in Writing. No waiver, amendment or modification of any provisions of this Agreement shall be effective unless in writing and signed by a duly authorized representative of the party against whom such waiver, amendment or modification is sought to be enforced. Furthermore, no provisions in either party’s purchase orders, or in any other business forms employed by either party will supersede the terms and conditions of this Agreement.

(d)
Notices. Any notice required or permitted by this Agreement shall be deemed given if sent by registered mail, postage prepaid with return receipt requested, addressed to the other party at the address set forth in the preamble of this Agreement or at such other address for which such party gives notice hereunder. Delivery shall be deemed effective three (3) days after deposit with postal authorities. Notices may also be sent pursuant to a facsimile or through electronic mail so long as a conforming copy of such communication is sent in accordance with the proceeding sentence.

(e)
Costs of Legal Action. In the event any action is brought to enforce this Agreement, the prevailing party shall be entitled to recover its costs of enforcement including, without limitation, attorneys’ fees and court or arbitration costs.

(f)
Inadequate Legal Remedy. Both parties understand and acknowledge that violation of their respective covenants and Agreements may cause the other irreparable harm and damage, that may not be recovered at law, and each agrees that the other’s remedies for breach may be in equity by way of injunctive relief, as well as for damages and any other relief available to the non-breaching party, whether in law or in equity.

(g)
Arbitration. Any dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either party through binding arbitration. Arbitration shall be conducted in New York County, New York in accordance with the then-existing rules of the American Arbitration Association. Judgment upon any award by the arbitrators may be entered by any state or federal court having jurisdiction.

(h)
Delay is Not a Waiver. No failure or delay by either party in exercising any right, power or remedy under this Agreement, except as specifically provided in this Agreement, shall operate as a waiver of any such right, power or remedy.

(i)
Assignability & Binding Effect. Except as expressly set forth within this Agreement, neither party may transfer or assign, directly or indirectly, this Agreement or its rights and obligations hereunder without the express written permission of the other party, not to be unreasonably withheld; provided, however, that both parties shall have the right to assign or otherwise transfer this Agreement to any parent, subsidiary, affiliated entity or pursuant to any merger, consolidation or reorganization, provided that all such assignees and transferees agree in writing to be bound by the terms of this Agreement prior to such assignment or transfer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

(j)
Non-Assignability & Binding Effect. Except as otherwise provided for within this Agreement, neither party may assign any of its rights or delegate any of its obligations under this Agreement to any third party without the express written permission of the other. Any such assignment is deemed null and void.

(k)
Certain Sections Invalid. If any provisions of this Agreement are held by a court of competent jurisdiction to be invalid under any applicable statute or rule of law, they are to that extent to be deemed omitted and the remaining provisions of this Agreement shall remain in full force and effect.

(l)
Headings. The titles and headings of the various sections and sections in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever, or to explain, modify or place any construction upon or on any of the provisions of this Agreement.

(m)
Survival of Certain Provisions. The warranties and the indemnification and confidentiality obligations set forth in the Agreement shall survive the termination of the Agreement by either party for any reason.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

SHEERVISION, INC.:                                                                              ASSURANCE FUNDING SOLUTIONS, LLC

By:_____________________________                                               By:_____________________________
Name: Suzanne Lewsadder                                                                      Name: Beryl Zyskind
Title:  CEO                                                                                                 Title:  Manager

EXHIBIT A

PAYMENT SCHEDULES

12 Month Extended Payment Plan

In the event that Product is purchase on a Student Account whereby the Purchase Order allows the student to make 12 payments, the parties agree that the student shall be required to make payments and that all such payments shall be made and distributed amongst the parties in accordance with the following schedule.

Purchase Price*	Payments by Customer	Payments to SheerVision (SV)	Payments by and to Assurance (AF)
First Payment	10%	100% of First Payment	0
Assurance Initial Payment		35% of Purchase Price paid to SV by AF	35% (to SV)
Second Payment	8.2%	42.5%	57.5%
Third Payment	8.2%	42.5%	57.5%
Fourth Payment	8.2%	42.5%	57.5%
Fifth Payment	8.2%	42.5%	57.5%
Sixth Payment	8.2%	42.5%	57.5%
Seventh Payment	8.2%	42.5%	57.5%
Eighth Payment	8.2%	42.5%	57.5%
Ninth Payment	8.2%	42.5%	57.5%
Tenth Payment	8.2%	42.5%	57.5%
Eleventh Payment	8.2%	42.5%	57.5%
Twelfth Payment	8.0%	42.5%	57.5%
Total	100%

* does not include sales tax.

The following table is meant to help explain and illustrate the above payment schedule. For purposes of the table below we are assuming a Purchase Price of $1,000.

Purchase Price-$1,000*	Payments by Customer	Payments to SheerVision (SV)	Payments by and to Assurance (AF)
First Payment	$100.00	$100.00	$0.00
Assurance Initial Payment		$350.00	($350.00)
Second Payment	$82.00	$34.85	$47.15
Third Payment	$82.00	$34.85	$47.15
Fourth Payment	$82.00	$34.85	$47.15
Fifth Payment	$82.00	$34.85	$47.15
Sixth Payment	$82.00	$34.85	$47.15
Seventh Payment	$82.00	$34.85	$47.15
Eighth Payment	$82.00	$34.85	$47.15
Ninth Payment	$82.00	$34.85	$47.15
Tenth Payment	$82.00	$34.85	$47.15
Eleventh Payment	$82.00	$34.85	$47.15
Twelfth Payment	$80.00	$34.00	$46
Total	$1,000.00	$832.50	$167.50

9 Month Extended Payment Plan

In the event that Product is purchase on a Student Account whereby the Purchase Order allows the student to make 9 payments, the parties agree that the student shall be required to make payments and that all such payments shall be made and distributed amongst the parties in accordance with the following schedule.

Purchase Price*	Payments by Customer	Payments to SheerVision (SV)	Payments by and to Assurance (AF)
First Payment	10%	100% of First Payment	0
Assurance Initial Payment		35% of Purchase Price paid to SV by AF	35% (to SV)
Second Payment	11.25%	42.5%	57.5%
Third Payment	11.25%	42.5%	57.5%
Fourth Payment	11.25%	42.5%	57.5%
Fifth Payment	11.25%	42.5%	57.5%
Sixth Payment	11.25%	42.5%	57.5%
Seventh Payment	11.25%	42.5%	57.5%
Eighth Payment	11.25%	42.5%	57.5%
Ninth Payment	11.25%	42.5%	57.5%
Total	100%

* does not include sales tax.

The following table is meant to help explain and illustrate the above payment schedule. For purposes of the table below we are assuming a Purchase Price of $595.

Purchase Price-$595*	Payments by Customer	Payments to SheerVision (SV)	Payments by and to Assurance (AF)
First Payment	$59.50	$59.50	$0.00
Assurance Initial Payment		$208.25	($208.25)
Second Payment	$66.94	$28.45	$38.49
Third Payment	$66.94	$28.45	$38.49
Fourth Payment	$66.94	$28.45	$38.49
Fifth Payment	$66.94	$28.45	$38.49
Sixth Payment	$66.94	$28.45	$38.49
Seventh Payment	$66.94	$28.45	$38.49
Eighth Payment	$66.94	$28.45	$38.49
Ninth Payment	$66.94	$28.45	$38.49
Total	$595.00	$495.34	$99.66

6 Month Extended Payment Plan

In the event that Product is purchase on a Student Account whereby the Purchase Order allows the student to make 12 payments, the parties agree that the student shall be required to make payments and that all such payments shall be made and distributed amongst the parties in accordance with the following schedule.

Purchase Price*	Payments by Customer	Payments to SheerVision (SV)	Payments by and to Assurance (AF)
First Payment	10%	100% of First Payment	0
Assurance Initial Payment		35% of Purchase Price paid to SV by AF	35% (to SV)
Second Payment	18.00%	42.5%	57.5%
Third Payment	18.00%	42.5%	57.5%
Fourth Payment	18.00%	42.5%	57.5%
Fifth Payment	18.00%	42.5%	57.5%
Sixth Payment	18.00%	42.5%	57.5%
Total	100%

* does not include sales tax.

The following table is meant to help explain and illustrate the above payment schedule. For purposes of the table below we are assuming a Purchase Price of $895.

Purchase Price-$895*	Payments by Customer	Payments to SheerVision (SV)	Payments by and to Assurance (AF)
First Payment	$89.50	$89.50	$0.00
Assurance Initial Payment		$313.25	($313.25)
Second Payment	$161.10	$68.47	$92.63
Third Payment	$161.10	$68.47	$92.63
Fourth Payment	$161.10	$68.47	$92.63
Fifth Payment	$161.10	$68.47	$92.63
Sixth Payment	$161.10	$68.47	$92.63
Total	$895.00	$745.09	$149.91